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As of January 17, 2002



VIA UPS OVERNIGHT
-----------------
JPMorgan Chase Bank
4 Chase MetroTech Center
Brooklyn, New York 11245

         Attention:  Global Custody Division


  Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between JPMorgan Chase Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
         --------------------------------------------------------------

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Premium Fund for the benefit of the Trend Series (the "Series") hereby confirms and ratifies the appointment of JPMorgan Chase Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.

                                   DELAWARE GROUP PREMIUM FUND
                                   on behalf of Trend Series


                                   By:/s/ David K. Downes
                                      -------------------------------------
                                         David K. Downes
                                   Its:  President, Chief Executive Officer
                                         Chief Financial Officer


AGREED:

JPMORGAN CHASE BANK


By:Rosemary Stidmon
   ------------------------

Its:  Vice President